UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-1A

  File No. 002-97889
File No. 811-04304

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No. _____	☐
Post-Effective Amendment No. 73	☒

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 73	☒

(Check appropriate box or boxes)

DELAWARE GROUP GOVERNMENT FUND

(Exact Name of Registrant as Specified in Charter)

100 Independence, 610 Market Street, Philadelphia, PA 19106-2354

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (800) 523-1918

David F. Connor, Esq., 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354

(Name and Address of Agent for Service)

Please send copies of all communications to:

Mark R. Greer, Esq.

Stradley, Ronon, Stevens & Young, LLP

191 North Wacker Drive, Suite 1601, Chicago, IL 60606

(312) 964-3505

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE: This Post-Effective Amendment No. 73 (the “Amendment”) to the Registration Statement on Form N-1A of Delaware Group Government Fund (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Amendment consists only of a facing page, this explanatory note, Part C of the Registration Statement on Form N-1A setting forth the exhibits to the Registration Statement, and the exhibits specified on the exhibit index. This Amendment does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Amendment shall become effective immediately upon filing with the U.S. Securities and Exchange Commission.

This Amendment incorporates by reference the information contained in Parts A and B of Post-Effective Amendment No. 72 to Delaware Group Government Fund’s Registration Statement, which was filed on November 28, 2025.

PART C
(Delaware Group® Government Fund)
File Nos. 002-97889/811-04304
Post-Effective Amendment No. 73

Other Information

Item 28.	Exhibits. The following exhibits are incorporated by reference to the Registrant’s previously filed documents indicated below, except as noted:
	(a)	Articles of Incorporation.
		(1)	Agreement and Declaration of Trust (December 17, 1998) incorporated into this filing by reference to Post-Effective Amendment No. 21 filed July 29, 1999.
(i) Certificate of Amendment (November 15, 2006) to the Agreement and Declaration of Trust incorporated into this filing by reference to Post-Effective Amendment No. 35 filed November 28, 2007.
(ii) Certificate of Amendment (February 26, 2009) to the Agreement and Declaration of Trust incorporated into this filing by reference to Post-Effective Amendment No. 37 filed November 25, 2009.
(iii) Certificate of Amendment (August 18, 2009) to the Agreement and Declaration of Trust incorporated into this filing by reference to Post-Effective Amendment No. 37 filed November 25, 2009.
(iv) Certificate of Amendment (May 21, 2015) to the Agreement and Declaration of Trust incorporated into this filing by reference to Post-Effective Amendment No. 52 filed November 25, 2015.
		(2)	Certificate of Trust (December 17, 1998) incorporated into this filing by reference to Post-Effective Amendment No. 21 filed July 29, 1999.
	(b)	By-Laws. Amended and Restated By-Laws (April 1, 2015) incorporated into this filing by reference to Post-Effective Amendment No. 52 filed November 25, 2015.
	(c)	Instruments Defining Rights of Security Holders. None other than those contained in Exhibits (a) and (b).
	(d)	Investment Advisory Contracts.
		(1)	Investment Management Agreement (December 1, 2025) between Delaware Management Company (a series of Nomura Investment Management Business Trust) and the Registrant attached as Exhibit No. EX-99.d.1.
		(2)	Investment Advisory Expense Limitation Letter (November 17, 2025) from Delaware Management Company (a series of Nomura Investment Management Business Trust) relating to the Registrant incorporated into this filing by reference to Post-Effective Amendment No. 72 filed November 28, 2025.
	(e)	Underwriting Contracts.
		(1)	Distribution Agreement (December 1, 2025) between Delaware Distributors, L.P. and the Registrant attached as Exhibit No. EX-99.e.1.
		(2)	Form of Dealer’s Agreement attached as Exhibit No. EX-99.e.2.
		(3)	Form of Registered Investment Advisers Agreement attached as Exhibit No. EX-99.e.3.
		(4)	Form of Bank/Trust Agreement attached as Exhibit No. EX-99.e.4.
	(f)	Bonus or Profit Sharing Contracts. Not applicable.
	(g)	Custodian Agreements.

(1)	Mutual Fund Custody and Services Agreement (July 20, 2007) between The Bank of New York Mellon (formerly, Mellon Bank, N.A.) and the Registrant incorporated into this filing by reference to Post-Effective Amendment No. 36 filed November 26, 2008.
	(i)	Amendment No. 2 (July 1, 2017) to Mutual Fund Custody and Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 60 filed November 28, 2017.
	(ii)	Amendment No. 4 (July 19, 2019) to Mutual Fund Custody and Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 69 filed November 28, 2022.
	(iii)	Amendment No. 5 (December 31, 2021) to Mutual Fund Custody and Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 69 filed November 28, 2022.
	(iv)	Amendment No. 6 (December 31, 2021) to Mutual Fund Custody and Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 69 filed November 28, 2022.
	(v)	Amendment No. 7 (July 30, 2024) to Mutual Fund Custody and Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 72 filed November 28, 2025.
	(vi)	Amendment No. 8 (April 1, 2025) to Mutual Fund Custody and Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 72 filed November 28, 2025.
	(vii)	Amendment No. 9 (April 25, 2025) to Mutual Fund Custody and Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 72 filed November 28, 2025.
	(viii)	Amendment No. 10 (December 1, 2025) to Mutual Fund Custody and Services Agreement attached as Exhibit No. EX-99.g.1.viii.
(2)	Securities Lending Authorization Agreement (July 20, 2007) between The Bank of New York Mellon (formerly, Mellon Bank, N.A.) and the Registrant incorporated into this filing by reference to Post-Effective Amendment No. 35 filed November 28, 2007.
	(i)	Amendment (September 22, 2009) to the Securities Lending Authorization Agreement incorporated into this filing by reference to Post-Effective Amendment No. 38 filed September 30, 2010.
	(ii)	Amendment No. 2 (January 1, 2010) to the Securities Lending Authorization Agreement incorporated into this filing by reference to Post-Effective Amendment No. 38 filed September 30, 2010.
	(iii)	Amendment No. 3 (October 12, 2010) to the Securities Lending Authorization Agreement attached as Exhibit No. EX-99.g.2.iii.
	(iv)	Amendment No. 4 (December 17, 2015) to the Securities Lending Authorization Agreement attached as Exhibit No. EX-99.g.2.iv.
	(v)	Amendment No. 5 (August 10, 2016) to the Securities Lending Authorization Agreement attached as Exhibit No. EX-99.g.2.v.
	(vi)	Amendment No. 6 (November 14, 2019) to the Securities Lending Authorization Agreement attached as Exhibit No. EX-99.g.2.vi.
	(vii)	Amendment (December 3, 2020) to the Securities Lending Authorization Agreement attached as Exhibit No. EX-99.g.2.vii.

		(viii)	Amendment No. 8 (December 1, 2025) to the Securities Lending Authorization Agreement attached as Exhibit No. EX-99.g.2.viii.
(h)	Other Material Contracts.
	(1)	Shareholder Services Agreement (April 19, 2001) between Delaware Service Company, Inc. and the Registrant incorporated into this filing by reference to Post-Effective Amendment No. 34 filed November 28, 2006.
		(i)	Letter Amendment (August 23, 2002) to the Shareholder Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 27 filed September 30, 2003.
		(ii)	Amended and Restated Schedule A (December 1, 2025) to the Shareholder Services Agreement attached as Exhibit EX-99.h.1.ii.
		(iii)	Amended and Restated Schedule B (June 25, 2022) to the Shareholder Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 69 filed November 28, 2022.
		(iv)	Assignment and Assumption Agreement (November 1, 2014) between Delaware Service Company, Inc. and Delaware Investments Fund Services Company relating to the Shareholder Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 50 filed November 26, 2014.
	(2)	Amended and Restated Fund Accounting and Financial Administration Services Agreement (January 1, 2014) between The Bank of New York Mellon and the Registrant incorporated into this filing by reference to Post-Effective Amendment No. 50 filed November 26, 2014.
		(i)	Amendment No. 1 (July 1, 2017) to Amended and Restated Fund Accounting and Financial Administration Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 60 filed November 28, 2017.
		(ii)	Amendment No. 2 (October 11, 2021) to Amended and Restated Fund Accounting and Financial Administration Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 70 filed November 30, 2023.
		(iii)	Amendment No. 3 (December 31, 2021) to Amended and Restated Fund Accounting and Financial Administration Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 70 filed November 30, 2023.
		(iv)	Amendment No. 4 (January 31, 2022) to Amended and Restated Fund Accounting and Financial Administration Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 70 filed November 30, 2023.
		(v)	Amendment No. 5 (effective May 31, 2024) to Amended and Restated Fund Accounting and Financial Administration Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 72 filed November 28, 2025.
		(vi)	Amendment No. 6 (July 30, 2024) to Amended and Restated Fund Accounting and Financial Administration Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 72 filed November 28, 2025.
		(vii)	Amendment No. 7 (April 1, 2025) to Amended and Restated Fund Accounting and Financial Administration Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 72 filed November 28, 2025.
		(viii)	Amendment No. 8 (April 25, 2025) to Amended and Restated Fund Accounting and Financial Administration Services Agreement incorporated into this filing by reference to Post-Effective Amendment No. 72 filed November 28, 2025.

(ix) Amendment No. 9 (December 1, 2025) to Amended and Restated Fund Accounting and Financial Administration Services Agreement attached as Exhibit No. EX-99.h.2.ix.
		(3)	Fund Accounting and Financial Administration Oversight Agreement (December 1, 2025) between Delaware Investments Fund Services Company and the Registrant attached as Exhibit No. EX-99.h.3.
	(i)	Legal Opinion.
		(1)	Opinion and Consent of Counsel (November 24, 2004) with respect to the Nomura Strategic Income Fund (formerly, Delaware American Government Bond Fund) incorporated into this filing by reference to Post-Effective Amendment No. 30 filed November 29, 2004.
		(2)	Opinion and Consent of Counsel (September 27, 2013) with respect to the Nomura Emerging Markets Debt Corporate Fund (formerly, Delaware Emerging Markets Debt Fund) incorporated into this filing by reference to Post-Effective Amendment No. 46 filed September 27, 2013.
	(j)	Other Opinions. Consent of Independent Registered Public Accounting Firm (November 26, 2025) incorporated into this filing by reference to Post-Effective Amendment No. 72 filed November 28, 2025.
	(k)	Omitted Financial Statements. Not applicable.
	(l)	Initial Capital Agreements. Not applicable.
	(m)	Rule 12b-1 Plan.
		(1)	Plan under Rule 12b-1 for Class A (April 19, 2001) incorporated into this filing by reference to Post-Effective Amendment No. 24 filed September 28, 2001.
		(2)	Plan under Rule 12b-1 for Class C (April 19, 2001) incorporated into this filing by reference to Post-Effective Amendment No. 24 filed September 28, 2001.
		(3)	Plan under Rule 12b-1 for Class R (May 15, 2003) incorporated into this filing by reference to Post-Effective Amendment No. 42 filed November 28, 2012.
	(n)	Rule 18f-3 Plan.
		(1)	Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3 (December 1, 2025) attached as Exhibit No. EX-99.n.1.
	(o)	Reserved.
	(p)	Codes of Ethics.
		(1)	Code of Ethics for Nomura Investment Management Business Trust, Nomura Funds, Optimum Fund Trust and Nomura ETF Trust (December 1, 2025) attached as Exhibit No. EX-99.p.1.
	(q)	Other.
		(1)	Powers of Attorney (January 20, 2022) incorporated into this filing by reference to Post-Effective Amendment No. 69 filed November 28, 2022.
Item 29.	Persons Controlled by or Under Common Control with the Registrant. None.
Item 30.	Indemnification. Article VII, Section 2 (November 15, 2006) to the Agreement and Declaration of Trust incorporated into this filing by reference to Post-Effective Amendment No. 35 filed November 28, 2007. Article VI of the Amended and Restated By-Laws (April 1, 2015) incorporated into this filing by reference to Post-Effective Amendment No. 52 filed November 25, 2015.
Item 31.	Business and Other Connections of the Investment Adviser.

Delaware Management Company (the “Manager”), a series of Nomura Investment Management Business Trust (NIMBT), serves as investment manager to the Registrant and also serves as investment manager to other funds in the Nomura Funds (Delaware Group® Adviser Funds, Delaware Group Cash Reserve, Delaware Group Equity Funds II, Delaware Group Equity Funds IV, Delaware Group Equity Funds V, Delaware Group Global & International Funds, Delaware Group Income Funds, Delaware Group Limited-Term Government Funds, Delaware Group State Tax-Free Income Trust, Delaware Group Tax-Free Fund, Delaware Pooled® Trust, Delaware VIP® Trust, Ivy Funds, Ivy Variable Insurance Portfolios, Voyageur Mutual Funds, Voyageur Mutual Funds II and Voyageur Tax Free Funds), Nomura ETF Trust and Optimum Fund Trust. In addition, certain officers of the Manager also serve as trustees and/or officers of other Nomura Funds, Nomura ETF Trust and Optimum Fund Trust. A company indirectly owned by the Manager’s parent company acts as principal underwriter to the mutual funds in the Nomura Funds (see Item 32 below) and another such company acts as the shareholder services, dividend disbursing, accounting servicing and transfer agent for all of the Nomura Funds.
The Manager, located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, is a series of NIMBT, a Delaware statutory trust. Nomura Asset Management is part of the Investment Management Division of the Nomura Group. Nomura Asset Management primarily operates through several distinct investment managers, which includes NIMBT and its Delaware Management Company series. Information on the trustees and officers of the Manager set forth in its Form ADV filed with the U.S. Securities and Exchange Commission (File No. 801-32108) is incorporated into this filing by reference.
Item 32.	Principal Underwriters.
(a) Delaware Distributors, L.P. serves as principal underwriter for all the mutual funds in the Nomura Funds and the Optimum Fund Trust.
(b) Information with respect to each officer and partner of the principal underwriter and the Registrant is provided below. Unless otherwise noted, the principal business address of each officer and partner of Delaware Distributors, L.P. is 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354.
Name and Principal Business Address	Positions and Offices with Underwriter	Positions and Offices with Registrant
Delaware Distributors, Inc.	General Partner	None
Delaware Capital Management	Limited Partner	None
Delaware Investments Distribution Partner, Inc.	Limited Partner	None
Ivy Distributors, Inc.	Limited Partner	None
Milissa Hutchinson	President/Head of US Wealth Distribution, Client Group Americas/Senior Managing Director	None
Christopher J. Calhoun	SVP/US Wealth Chief Operations Officer/Managing Director	Senior Vice President/Head of Business Management - Investments/Managing Director
Erin Canon	SVP/Deputy Head of Business Management – Investments/Managing Director	Senior Vice President/Deputy Head of Business Management – Investments/Managing Director
David Chorba	SVP/National Sales Manager, CSG AMER/Managing Director	None

Name and Principal Business Address	Positions and Offices with Underwriter	Positions and Offices with Registrant
Eugene Chiulli	Chief Financial Officer/Managing Director	None
Anthony G. Ciavarelli	SVP/Associate General Counsel/Assistant Secretary/Managing Director	Senior Vice President/Associate General Counsel/Assistant Secretary
David F. Connor	SVP/General Counsel/Secretary/Managing Director	Senior Vice President/Assistant Secretary
Michael E. Dresnin	SVP/Associate General Counsel/Assistant Secretary/Managing Director	Senior Vice President/Associate General Counsel/Assistant Secretary
Jamie Fox	SVP/Divisional Sales Manager, CSG Americas/Managing Director	None
Daniel V. Geatens	SVP/Head of US Fund Administration/Managing Director	Senior Vice President/Treasurer
Robert T. Haenn	SVP/Channel Head-Strategic Relationship, CSG Americas/Managing Director	None
Michael Q. Mahoney	SVP/Transfer Agency & Intermediary Services/Managing Director	Senior Vice President/Transfer Agency & Intermediary Services/Managing Director
Susan L. Natalini	SVP/Head of Business Management - Investments/Managing Director	Senior Vice President/Head of Business Management - Investments/Managing Director
Richard Salus	SVP/Global Head of Fund Services/Managing Director	Senior Vice President/Chief Financial Officer
Emilia P. Wang	SVP/Associate General Counsel/Assistant Secretary/Managing Director	Senior Vice President/Associate General Counsel/Assistant Secretary/Managing Director
Kate R. Williams	SVP/Deputy General Counsel/Assistant Secretary/Managing Director	Senior Vice President/Deputy General Counsel/Assistant Secretary
Marty Wolin	SVP/Chief Compliance Officer and Anti-Money Laundering Officer/Managing Director	Senior Vice President/Chief Compliance Officer/Anti-Money Laundering Officer
Aaron C. Buser	VP/Associate General Counsel/Assistant Secretary/Managing Director	Vice President/General Counsel/Secretary
Jennifer Craig	VP/Associate Director, US Intermediary Services/Executive Director	None
Catherine DiValentino	VP/Associate General Counsel/Assistant Secretary/Executive Director	Assistant Vice President/Associate General Counsel/Assistant Secretary
Thomas Garvey	VP/Chief Compliance Officer/Executive Director	None
Stephen Hoban	VP/Controller/Executive Director	Vice President/Financial Management
Gregory Ito	Treasurer/Managing Director	None

Name and Principal Business Address	Positions and Offices with Underwriter	Positions and Offices with Registrant
Konstantine C. Mylonas	VP/Senior Relationship Manager, SRG, CSG Americas/Executive Director	None
Philip A. Shipp	VP/Associate General Counsel/Assistant Secretary/Executive Director	Vice President/Associate General Counsel/Assistant Secretary
Augustas Baliulis	VP/Associate General Counsel/Assistant Secretary/Vice President	Vice President/Associate General Counsel/Assistant Secretary
Ross Oklewicz	VP/Associate General Counsel/Assistant Secretary/Executive Director	Vice President/Associate General Counsel/Assistant Secretary
Tracey Todd	VP/Associate General Counsel/Assistant Secretary/Executive Director	Vice President/Associate General Counsel/Assistant Secretary
William Hynes	Tax Officer	None
(c) Not applicable.
Item 33.	Location of Accounts and Records. All accounts and records required to be maintained by Section 31 (a) of the Investment Company Act of 1940 and the rules under that section are maintained by the following entities: Delaware Management Company, Delaware Investments Fund Services Company and Delaware Distributors, L.P. (100 Independence, 610 Market Street, Philadelphia, PA 19106-2354); BNY Mellon Investment Servicing (US) Inc. (500 Ross Street, 154-0520, Pittsburgh, PA 15262); and The Bank of New York Mellon (240 Greenwich Street, New York, NY 10286-0001).
Item 34.	Management Services. None.
Item 35.	Undertakings. Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia and Commonwealth of Pennsylvania on this 9th day of February, 2026.

DELAWARE GROUP GOVERNMENT FUND

By:	/s/ Shawn K. Lytle
Shawn K. Lytle President/Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ Shawn K. Lytle		President/Chief Executive Officer	February 9, 2026
Shawn K. Lytle		(Principal Executive Officer) and Trustee

Jerome D. Abernathy	*	Trustee	February 9, 2026
Jerome D. Abernathy

Ann D. Borowiec	*	Trustee	February 9, 2026
Ann D. Borowiec

Joseph W. Chow	*	Trustee	February 9, 2026
Joseph W. Chow

H. Jeffrey Dobbs	*	Trustee	February 9, 2026
H. Jeffrey Dobbs

John A. Fry	*	Trustee	February 9, 2026
John A. Fry

Joseph Harroz, Jr.	*	Trustee	February 9, 2026
Joseph Harroz, Jr.

Sandra A.J. Lawrence	*	Trustee	February 9, 2026
Sandra A.J. Lawrence

Frances A. Sevilla-Sacasa	*	Trustee	February 9, 2026
Frances A. Sevilla-Sacasa

Thomas K. Whitford	*	Chair and Trustee	February 9, 2026
Thomas K. Whitford

Christianna Wood	*	Trustee	February 9, 2026
Christianna Wood

Richard Salus	*	Senior Vice President/Chief Financial Officer	February 9, 2026
Richard Salus		(Principal Financial Officer/Chief Accounting Officer/Controller)

*By: /s/ Shawn K. Lytle
Shawn K. Lytle as Attorney-in-Fact for each of the persons indicated (Pursuant to Powers of Attorney previously filed)

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Exhibits
to
Form N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDEX TO EXHIBITS
(Delaware Group® Government Fund N-1A)

Exhibit No.	Exhibit
EX-99.d.1	Investment Management Agreement (December 1, 2025) between Delaware Management Company (a series of Nomura Investment Management Business Trust) and the Registrant
EX-99.e.1	Distribution Agreement (December 1, 2025) between Delaware Distributors, L.P. and the Registrant
EX-99.e.2	Form of Dealer’s Agreement
EX-99.e.3	Form of Registered Investment Advisers Agreement
EX-99.e.4	Form of Bank/Trust Agreement
EX-99.g.1.viii	Amendment No. 10 (December 1, 2025) to Mutual Fund Custody and Services Agreement
EX-99.g.2.iii	Amendment No. 3 (October 12, 2010) to the Securities Lending Authorization Agreement
EX-99.g.2.iv	Amendment No. 4 (December 17, 2015) to the Securities Lending Authorization Agreement
EX-99.g.2.v	Amendment No. 5 (August 10, 2016) to the Securities Lending Authorization Agreement
EX-99.g.2.vi	Amendment No. 6 (November 14, 2019) to the Securities Lending Authorization Agreement
EX-99.g.2.vii	Amendment (December 3, 2020) to the Securities Lending Authorization Agreement
EX-99.g.2.viii	Amendment No. 8 (December 1, 2025) to the Securities Lending Authorization Agreement
EX-99.h.1.ii	Amended and Restated Schedule A (December 1, 2025) to the Shareholder Services Agreement
EX-99.h.2.ix	Amendment No. 9 (December 1, 2025) to Amended and Restated Fund Accounting and Financial Administration Services Agreement
EX-99.h.3	Fund Accounting and Financial Administration Oversight Agreement (December 1, 2025) between Delaware Investments Fund Services Company and the Registrant
EX-99.n.1	Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3 (December 1, 2025)
EX-99.p.1	Code of Ethics for Nomura Investment Management Business Trust, Nomura Funds, Optimum Fund Trust and Nomura ETF Trust (December 1, 2025)